UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMART MODULAR TECHNOLOGIES

(WWH), INC.

(Exact Name of registrant as specified in its charter)

Cayman Islands	20-2509518
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

39870 Eureka Drive

Newark, CA 94560

(510) 623-1231

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

SMART Modular Technologies (WWH), Inc. Amended and Restated Stock Incentive Plan

(Full title of the plans)

Iain MacKenzie

Chief Executive Officer

SMART Modular Technologies (WWH), Inc.

39870 Eureka Drive

Newark, CA 94560

(510) 624-8134

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Bruce M. Goldberg, Esq. Vice President, Chief Legal Officer SMART Modular Technologies (WWH), Inc. 39870 Eureka Drive Newark, CA 94560 (510) 624-8159	Peter S. Malloy, Esq. Simpson Thacher & Bartlett LLP 2550 Hanover Street Palo Alto, CA 94304 (650) 251-5040

RECENT EVENTS: DEREGISTRATION OF SHARES

The Registration Statement on Form S–8 (the “Registration Statement”) of SMART Modular Technologies (WWH), Inc., a Cayman Islands exempted company (“SMART”), pertaining to the registration of 3,406,943 ordinary shares of SMART, par value $0.00016667 per share (“Common Stock”) (as such amounts may have increased pursuant to the conversion rate adjustments described in the Registration Statements) to which this Post–Effective Amendment No. 1 relates, was originally filed with the Securities and Exchange Commission on September 30, 2010 (Registration No. 333-169688).

SMART, Saleen Holdings, Inc., a Cayman Islands exempted company (“Parent”), and Saleen Acquisition, Inc., a Cayman Islands exempted company and a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) on April 26, 2011. On August 12, 2011, at a special meeting of the shareholders of SMART, the shareholders of SMART approved as a special resolution the authorization, approval and adoption of the Merger Agreement and such other actions as may be necessary to effectuate the transactions contemplated thereby, including the Merger.

On August 26, 2011 (the “Effective Time”), SMART filed a Plan of Merger with the Registrar of Companies of the Cayman Islands, pursuant to which Merger Sub was merged with and into SMART, pursuant to a plan of merger and the separate corporate existence of Merger Sub thereupon ceased with SMART surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”). At the Effective Time, each outstanding share of Common Stock (other than shares owned by SMART as treasury shares, by Parent or Merger Sub, or by any subsidiary of SMART) was automatically converted into the right to receive $9.25 in cash, without interest.

As a result of the Merger, SMART has terminated all offerings of Common Stock pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by SMART in the Registration Statements to remove from registration, by means of a post–effective amendment, any shares of Common Stock which remain unsold at the termination of the offering, SMART hereby removes from registration all shares of Common Stock registered under the Registration Statements which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–8 and has duly caused this Post–Effective Amendment No. 1 to the Registration Statement on Form S–8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of California, on August 26, 2011.

SMART MODULAR TECHNOLOGIES (WWH), INC.

By:	/s/ BRUCE M. GOLDBERG
Bruce M. Goldberg
Vice President, Chief Legal and Chief Compliance Officer and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ IAIN MACKENZIE	Principal Executive Officer	August 26, 2011
Iain MacKenzie

/S/ BARRY ZWARENSTEIN	Principal Financial and Accounting Officer	August 26, 2011
Barry Zwarenstein

/S/ KENNETH HAO	Director	August 26, 2011
Kenneth Hao

/S/ KYLE RYLAND	Director	August 26, 2011
Kyle Ryland